Exhibit 2.3

STATEMENT OF DESIGNATION OF RIGHTS, PREFERENCES
 AND PRIVILEGES OF SERIES B PREFERRED STOCK OF
UNITED MARITIME CORPORATION

(Pursuant to Section 35 of the Business Corporations Act of the Republic of the Marshall Islands)

The Amended and Restated Articles of Incorporation, as amended, of United Maritime Corporation, a Marshall Islands corporation (the “Corporation”) confers upon the Board of Directors of the Corporation (the “Board of Directors”) the authority to provide for the issuance of shares of preferred stock in series and to establish the number of shares to be included in each such series and to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other rights and qualifications, limitations or restrictions thereon. On [●], 2022, the Board of Directors duly adopted the following resolution creating a series of preferred stock designated as the Series B Preferred Stock, comprised initially of 40,000 shares and such resolution has not been modified and is in full force and effect on the date hereof:

RESOLVED that, pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Amended and Restated Articles of Incorporation of the Corporation, as amended, a series of the class of authorized preferred stock, par value $0.0001 per share, of the Corporation is hereby created and that the designation and number of shares thereof and the powers, preferences and relative, participating, optional or other rights and qualifications, limitations or restrictions thereon are as follows:

Section 1.          Designation and Amount.  The Corporation, out of its authorized, unissued and undesignated shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), hereby designates Series B Preferred Shares, referred to herein as “Series B Preferred Shares”. The Series B Preferred Shares shall have a par value of $0.0001 per share, and the number of shares constituting such series shall initially be 40,000, which number the Board of Directors may increase or decrease (but not below the number of shares then outstanding) from time to time.

Section 2.          Dividends and Distributions.  Subject to Section 5, the Series B Preferred Shares shall not have dividend or distribution rights.

Section 3.          Voting Rights.  The holders of Series B Preferred Shares shall have the following voting rights:

(a)  Each Series B Preferred Share shall entitle the holder to 25,000 votes per share on all matters submitted to a vote of the shareholders of the Corporation, provided however, that no holder of Series B Preferred Shares may exercise voting rights pursuant to Series B Preferred Shares that would result in the aggregate voting power of any beneficial owner of such shares and its affiliates (whether pursuant to ownership of Series B Preferred Shares, common shares or otherwise) to exceed 49.99% of the total number of votes eligible to be cast on any matter submitted to a vote of shareholders of the Corporation. For purposes of this Section 3(a), a holder of Series B Preferred Shares shall include each “beneficial owner” of such Series B Preferred Share, as determined in accordance with Section 13d-3 of the Securities Exchange Act of 1934, as amended, together with any person or entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such beneficial owner.

(b)  Except as otherwise provided herein or by law, the holders of Series B Preferred Shares and the holders of Common Shares shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(c)  Except as required by law, holders of Series B Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for taking any corporate action.

Section 4.          Reacquired Shares.  Any Series B Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein and in the Amended and Restated Articles of Incorporation of the Corporation, as then amended.

Section 5.          Liquidation, Dissolution or Winding Up; Ranking. Upon any liquidation, dissolution or winding up of the Corporation, the Series B Preferred Shares will rank pari-passu with the holders of Common Shares and shall be entitled to receive a payment equal to the par value of $0.0001 per share. Holders of Series B Preferred Shares will have no other rights to distributions upon any liquidation, dissolution or winding up of the Corporation.

Section 6.          Consolidation, Merger, etc.  Subject to Section 8, upon any consummation of a binding share exchange or reclassification involving the Series B Preferred Shares, or of a merger or consolidation of the Corporation with another corporation or other entity, then either (x) the shares of Series B Preferred Shares shall remain outstanding or, (y) in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, then the Series B Preferred Shares shall be converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, and in either case of (x) or (y) such shares remaining outstanding or such preferred securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Series B Preferred Shares immediately prior to such consummation, taken as a whole; provided, however, that for all purposes of this Section 6, any increase in the authorized number of shares of Preferred Stock, including any increase in the authorized number of Series B Preferred Shares, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the holders of Series B Preferred Shares.

Section 7.            No Redemption.  The Series B Preferred Shares shall not be redeemable.

Section 8.           Amendment.  At any time when any Series B Preferred Shares are outstanding, none of this Statement of Designation, the Amended and Restated Articles of Incorporation of the Corporation, as amended, or the Bylaws, as amended, of the Corporation shall be amended (including by merger, consolidation or otherwise) in any manner which would materially or adversely alter, change or affect the powers, preferences or rights of the Series B Preferred Shares without the affirmative vote of the holders of a majority of the outstanding Series B Preferred Shares, voting separately as a class.

Section 9.          Transferability. Notwithstanding anything to the contrary in this Statement of Designation, holders of Series B Preferred Shares shall not Transfer (as defined below) the Series B Preferred Shares to any person or entity. Any purported Transfer of the Series B Preferred Shares shall be null and void and shall have no force or effect. “Transfer” shall mean directly or indirectly (i) any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of Series B Preferred Shares or (ii) any change in the record or beneficial ownership of the Series B Preferred Shares after the date of their issuance, in each case that is not approved in advance by the Board of Directors; and provided, however, that notwithstanding anything to the contrary in this Statement of Designation under no circumstances may more than one person or entity, at any time, be a record holder of any Series B Preferred Shares, and all issued and outstanding Series B Preferred Shares must be held of record by one holder.

Section 10.          Fractional Shares.  Series B Preferred Stock may not be issued in fractional shares.

Section 11.         Notices.  Any notice to be delivered hereunder shall be delivered (via overnight courier, facsimile or email) to each holder at its last address as it shall appear upon the books and records of the Corporation.

Section 12.         Record Holders.  To the fullest extent permitted by applicable law, the Corporation may deem and treat each holder of any Series B Preferred Share as the true, lawful and absolute owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

Section 13.         No Other Rights.  The Series B Preferred Shares shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in this Statement of Designation or in the Amended and Restated Articles of Incorporation of the Corporation, as amended, or as provided by applicable law.

Section 14.        No Impairment.  The Corporation shall not, by amendment of this Statement of Designation, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid or reduce the observance or performance of any of the terms to be observed or performed under this Statement of Designation by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Statement of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series B Preferred Shares against impairment.

Section 15.         Lost or Stolen Certificates. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of any Series B Preferred Share certificate (if any), and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Series B Preferred Share certificate(s), if any, the Corporation shall execute and deliver new Series B Preferred Share certificate(s) of like tenor and date.

Section 16.         Maturity.  The Series B Preferred Shares shall be perpetual, unless purchased or otherwise acquired by the Corporation.

Section 17.       No Preemptive Rights.  No holders of Series B Preferred Shares will, as holders of Series B Preferred Shares, have any preemptive rights to purchase or subscribe for Common Shares or any other security of the Corporation.

Section 18.         Severability; Headings.  If any provision of this Statement of Designation is invalid, illegal or unenforceable, the balance of this Statement of Designation shall remain in effect, and if any provision is inapplicable to any person, entity or circumstance, it shall nevertheless remain applicable to all other persons, entities and circumstances.  Headings in this Statement of Designation are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

[Signature Page Follows]

IN WITNESS WHEREOF, this Statement of Designation is executed on behalf of the Corporation by its Secretary on this [●] day of [●], 2022.

By:
Name:
Title:

Signature Page to Statement of Designation – Series B Preferred